Microbot Medical Exercises Option to Acquire Novel Technology from Cardiosert Ltd.

Expands Intellectual Property (IP) Portfolio, Addressable Markets and Barriers of Entry

Hingham, MA – April 16, 2018 – Microbot Medical Inc. (NASDAQ CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced that its wholly-owned subsidiary has exercised the option to acquire a novel patent-protected technology from CardioSert Ltd.

“The acquisition of this novel technology, which is complementary to our existing micro-robotic technologies, strengthens our IP portfolio and creates additional barriers to entry while increasing our addressable markets,” commented Harel Gadot, Chief Executive Officer, President and Chairman. “Along with the recent non-dilutive grant secured from the European Commission, the recent rehire of Simon Sharon, and with the anticipated data readout from two ongoing studies in the next couple of months of our first product, the SCS, I am confident we can maintain our momentum and deliver on our core promises to increase shareholder value.”

Dr. Eyal Morag, Chairman, Department of Radiology and Nuclear Medicine at Assuta Ashdod Medical Center (Israel), commented that “Based on my experience evaluating CardioSert’s unique technology, it has the potential capabilities to make endo-luminal interventions easier and faster.” “I believe that future products by Microbot, which will include CardioSert’s technology, will have the potential to assist in more consistent, shorter and hence more cost-effective procedures.”

The closing of the technology acquisition is expected in late April, at which time Microbot will own CardioSert’s innovative technology, including R&D information, technical know-how and intellectual property in exchange for 100,000 restricted shares of Microbot’s common stock and a cash payment of $250,000.

The CardioSert technology was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures, but Microbot believes the technology has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSert was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

As previously announced in January 2018, Microbot entered into an agreement with CardioSert, a privately-held medical device company based in Israel, to purchase the novel technology following a 90-day evaluation period. The evaluation, which was performed by Dr. Morag on behalf of Microbot, confirmed its view that CardioSert’s technology has the potential to be used in other medical spaces and applications, such as peripheral intervention, neurosurgery and urology.

About Microbot Medical, Inc.

Microbot was founded in 2010, which commenced operations in 2011, and became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its further evaluation of the CardioSert technology, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Analysts and Institutional Investors

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-232-6914

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305